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                                                                   EXHIBIT 10.25



                     MASTER CONTRACT FOR PURCHASE AND SALE



         This Master Contract, dated as of the 17 day of July, 1995, constitutes an agreement by and between the parties, CLARK MATERIAL HANDLING COMPANY, a Kentucky corporation with offices at 333 West Vine Street, Lexington, Kentucky 40507 ("Clark") and CUSTOM TOOL AND MANUFACTURING COMPANY, a Kentucky corporation, with offices at 1052 Whipple Court, Lexington, Kentucky 40511, and production facilities at 200 Lenwell Drive, Lawrenceburg, Kentucky 40342 and 1031 Industry Road, Lawrenceburg, Kentucky 40342 ("Custom") for purchase by Clark and sale by Custom of all products identified in the Appendix(es) hereto, pursuant to the terms of this Master Contract and all Appendix(es) and Exhibits ("Master Contract").

         NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and in any and all Appendix(es) hereto, the parties hereto agree as follows:

         1. PURPOSE

         1.1 To cause Clark to contract for the manufacturing expertise and production capabilities of Custom such that subject to the terms of this Master Contract Custom shall be the preferred manufacturer for Clark of

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              products (and/or their replacements, modifications and additions as may be agreed by the parties from time-to-time) identified in the Appendix(es) hereto (hereinafter referred to as "product" or "products"). As used herein, the term "parts" means service and replacement components, parts and accessories for all products purchased by Clark pursuant to this Master Contract.

         1.2 Custom agrees to sell to Clark products ordered by Clark pursuant to the terms of this Master Contract.

         1.3 Clark has selected Custom, because of its historical record of producing and delivering quality products on a timely basis, responding to volume adjustments and responsiveness to Clark's requests and provided Custom continues to provide quality products on a timely basis, respond to volume adjustments and respond to Clark's reasonable requests as contemplated by the terms of this Master Contract as its preferred producer of products. Custom understands that Clark intends to utilize products in its production of lift trucks for sale in the United States and elsewhere in the world.

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         1.4  The purpose of this Master Contract is to set forth the terms and conditions applicable to the sale by Custom to Clark and the purchase from Custom of products for use in Clark's lift truck.

         1.5 This Master Contract replaces and supercedes the Master Contract For Purchase And Sale between the parties dated August 31, 1992 and applies to all transactions contemplated by this Master Contract on and after its execution date, and Clark's July 11, 1995 production schedule which have not been completed before the execution date of the Master Contract.

         2.   TERM

         2.1 The term of this Master Contract shall begin on the date first set forth hereinabove for an initial period of five (5) years, and will automatically be extended for an additional three (3) year period thereafter unless terminated by either party upon 360 days' prior written notice prior to expiration of the initial term.

         3.   SALE AND PURCHASE

         3.1 During the Term of this Master Contract, and any extensions thereto, Custom shall sell and deliver to Clark, those products, accessories

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              and parts to which this Master Contract applies, which are ordered by Clark during the term of this Master Contract, subject to the terms and conditions of this Master Contract and in the quantities as ordered by Clark.

         4.   WARRANTY PROVISIONS

         4.1 Custom expressly warrants that the products sold pursuant to this Master Contract will conform to Clark's engineering specifications, drawings, samples and other descriptions furnished or specified by Clark, except as provided in Section 6.4. Custom also expressly warrants the design of all tooling, fixtures, dies and patterns used by Custom to produce products for Clark under this Master Contract. Custom assumes all responsibility and warrants the products for component specifications, workmanship, materials and construction as set forth hereinbelow from the date of initial purchase of the lift truck for a period of three (3) years or 4,000 hours. This warranty period shall commence upon delivery of the lift truck to its purchaser as defined in Clark's Warranty information forms for the specific lift truck itself. In the case of a leased lift truck, the warranty period shall commence upon delivery to

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              the lessor/owner of the lift truck.

         4.2 Custom assumes no responsibility for defects in product design or engineering to the extent such product design or engineering is provided by Clark. In the event any product design or engineering is provided by Custom, the warranty provisions of this Section 4 shall apply in full. Custom assumes responsibility for the design of all tooling, fixtures, dies and patterns used by Custom to produce products for Clark under this Master Contract, and the warranty provisions of this Section shall apply in full thereto.

         4.3 Custom warrants, pursuant to the warranty parameters set forth herein, that products sold hereunder will be merchantable and sufficient for the purpose intended, of good material and workmanship and free from defects.

         4.4 Replacement parts provided by Custom for products under the warranty provisions of this Master Contract are covered by the warranty provisions herein for the remainder of any applicable warranty period and, thereafter, are covered by the parts warranty to the extent that the parts warranty exceeds the initial product warranty period.

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         4.5  The warranty set forth in this Section 4 extends to the performance of the products as follows:

              (a) If any defect in material or workmanship or nonconformity with
                  Clark's specifications, drawings, samples or other descriptions is discovered in a product prior to shipment from Clark's location to a dealer or customer, Custom will pay or reimburse Clark for the parts and labor required to correct the defect and any damage to the forklift truck resulting from the defect. This warranty shall apply to design to the extent product design or engineering is provided by Custom.

              (b) If any defect in material or workmanship or nonconformity with
                  Clark's specifications, drawings, samples or other descriptions is discovered in a product within twelve (12) months after the date of delivery of the forklift truck incorporating the product to the first ultimate user of the industrial truck (provided the lift truck has not exceeded 4,000 hours of use), Custom will pay or

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                  reimburse Clark for the part and labor (plus any reasonable travel costs) required to correct the defect or any damage to the forklift truck resulting from the defect. This warranty shall apply to design to the extent product design or engineering is provided by Custom.

              (c) If any defect in material or workmanship or nonconformity with
                  Clark's specifications, drawings, samples or other descriptions is discovered in a product after the period stated in b. above but within thirty-six (36) months after the date of delivery of the forklift truck incorporating product to the first ultimate user of the industrial truck (provided the lift truck has not exceeded 4,000 hours of use), Custom will pay or reimburse Clark for the parts required to correct the defect and any damage to the forklift truck resulting from the defect. This warranty shall apply to design to the extent product design or engineering is provided by Custom.

         4.6  For purposes of this Master Contract, the term

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              labor costs to correct a defect shall include, without limiting the general meaning of the term, reasonable charges to remove the defective product or part thereof from the forklift truck and to replace a repaired or replacement product or part thereof.

         4.7 For purposes of this Master Contract, any failure of a product or part to be as warranted is referred to as a "defect." This warranty extends to the performance of the parts during the warranty period.

         4.8 Upon mutual written agreement of the parties, the amount of warranty reimbursement may be changed after one (1) year of experience with warranty claims.

         4.9 If a defect in material or workmanship or non-conformity with Clark's specifications, drawings, samples or other descriptions is discovered at any time which poses a hazard which may cause personal injury or property damage, the parties shall meet as soon as possible to discuss such matter. Clark will use good faith efforts to estimate the total cost of the parts and labor (plus reasonable travel costs) to correct the defect and any damage to the forklift truck caused by the

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              defect, the reasonable labor and directly related overhead expenses to locate and repair any forklift trucks into which the defective product has been incorporated, and costs to provide reasonable and proper notice and warnings to customers, owners and users of such forklift trucks, and allocate responsibility for all such costs and expenses. Custom shall pay its allocated share of such costs and expenses to Clark on a monthly basis based upon completed Application for Adjustments ("AFAs") and Clark's documented costs and expenses. This Section 4.9 shall apply to product design defects only to the extent product design or engineering is provided by Custom.

         4.10 If a defect in material or workmanship or non-conformity with Clark's specifications,drawings, samples or other descriptions is discovered at any time which affects products in a significant number of forklift trucks, notwithstanding any other warranty provision or warranty limitation, the parties shall undertake their best efforts to agree to a reasonable allocation of costs to remedy such defect. The costs of remedying the defect or non-conformity set forth in this Section 4.10 shall

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              not be included in any calculations associated with base price reductions set forth in Section 7. In the absence of such agreement, the parties agree to share all such costs equally. This
              Section 4.10 shall apply to design defects to the extent product design or engineering is provided by Custom.

         4.11 Custom warrants that parts will conform to the specifications and descriptions and will be merchantable, satisfactory and sufficient for the purposes intended, of good quality and workmanship, and free from defects for a period of twelve (12) months from the date of sale to the first retail purchaser or the date the part is installed in customer's equipment as a service or replacement part, whichever occurs first. If any defect is discovered within the warranty period, Custom will reimburse Clark for the cost of the defective part, for the labor of Clark's authorized dealer personnel at an hourly rate equal to the dealer national average, and for the cost of repairing any damage to the product into which the part has been incorporated caused by the defect.

         4.12 When a written claim for warranty reimbursement is made by Clark to Custom, subject to Section

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         4.13 below, Custom may, within thirty (30) days of receipt of such written claim, require Clark to return the defective product or parts thereof and/or the defective replacement products or parts thereof at Custom's expense to Clark's designated warranty claims facility. Custom may inspect any and all allegedly defective products and/or parts at the warranty facility and may further, within thirty (30) days of receipt of written claim from Clark, requires Clark to return all or any of such products and/or parts at Custom's expense. Clark will notify Custom when such defective products and/or parts are available for inspection and provide a brief description of the warranty claims. Should Custom determine, in the exercise of its best business judgement, after inspection as provided herein that any such products or parts are in fact not defective, Custom will provide Clark with the data and analysis upon which its determination is based. Otherwise, Custom will promptly pay or reimburse Clark in accordance with the applicable warranty provision.

    4.13 Notwithstanding Section . 4.12 above, all warranty claims made by Clark shall be


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         considered accepted unless within thirty (30) days after Custom's receipt of Clark's claim, Custom either notifies Clark in writing: (a) that the claim is denied, or (b) that Custom requests additional time to review the claim. Each such notice by Custom shall include a statement of the reasons for the denial or the requests for additional time.

    4.14 The warranties provided by this Master Contract do not apply to defects in product or parts caused after delivery to Clark by parties other than Custom or Custom's representatives, by accident, misuse, or neglect arising from alterations not authorized by Custom.

    4.15 The warranties provided in this Master Contract are in lieu of all other warranties of quality, expressed or implied, and state Custom's entire obligations with respect to product defects or replacement parts. THIS MASTER CONTRACT CONTAINS NO IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS OTHERWISE STATED PURSUANT TO THIS CONTRACT, CUSTOM WILL NOT BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY TYPE FOR BREACH OF THIS WARRANTY.

    5.   INDEMNITY

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    5.1  Custom will defend, indemnify and hold Clark harmless from and against any and all claims for injury or death of persons or damage to property (including costs of litigation and attorneys' fees) in any manner caused by, arising from, incident to, connected with, or growing out of the manufacture of products and parts by Custom, sale of products and parts by Custom to Clark, and design of tooling, fixtures, dies and patterns used by Custom to produce products for Clark under this Master Contract. Custom further agrees to secure and maintain during the term of this Master Contract for five (5) years thereafter a public liability policy providing (a) products liability coverage with a broad form vendor's endorsement protecting Clark with respect to this Master Contract, and (b) providing contractual liability coverage for the hold harmless clause set forth above in this paragraph, each of such insurance coverages to have the bodily injury and property damage limits reasonably required by Clark from time-to-time, but in each instance to have bodily injury limits of not less than $1 Million per person and $1 Million per occurrence and


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         property damage limits of not less than $1 Million per occurrence, with an umbrella or excess liability policy of an additional $2 Million per person and $2 Million per occurrence for bodily injury and an additional $2 Million per occurrence for property damage. Custom will upon request furnish Clark with a certificate from Custom's insurance carrier in a form satisfactory to Clark and will provide for thirty
         (30) days' prior written notice from the insurance carrier to Clark prior to any cancellation or change reducing coverage.

    5.2 Clark will defend, indemnify and hold Custom harmless from and against any and all claims for injury or death of persons or damage to property (including costs of litigation and attorneys' fees) to the extent caused by, arising from, incident to, connected with, or growing out of the design and/or engineering of products by Clark, or Clark's election to utilize components provided by a Clark designated single source supplier in products manufactured by Custom, which pursuant to Section
         6.4 have been determined to be defective or not in compliance with Clark's specifications; provided, however, Custom has

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         duly notified Clark in writing.

         Clark further agrees to secure and maintain during the term of this Master Contract and for five (5) years thereafter a public liability policy providing (a) products liability coverage with a broad form vendor's endorsement protecting Custom with respect to this Master Contract, and (b) providing contractual liability coverage for the hold harmless clause set forth above in this paragraph, each of such insurance coverages to have the bodily injury and property damage limits reasonably required by Custom from time-to-time, but in each instance to have bodily injury limits of not less than $3 Million per person and $3 Million per occurrence and property damage limits of not less than $3 Million per occurrence, Clark will upon request furnish Custom with a certificate from Clark's insurance carrier in a form satisfactory to Custom and will provide for thirty (30) days' prior written notice from the insurance carrier to Custom prior to any cancellation or change reducing coverage. Upon written notice to Custom, Clark may, in lieu of carrying insurance as set forth herein, self-insure the indemnity obligations set forth in

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         this Section 5.2.

    6.   BASE PRICING AND PRICING ADJUSTMENTS

    6.1 The base price for each product and part will be that per unit price set forth in the Appendix(es) for each particular product type.

    6.2 The base price of any product or part thereof may be increased or decreased at any time by mutual written agreement of the parties (INTERIM PRICE ADJUSTMENT). Such interim price adjustments will be made for mutually agreed upon design changes and under other appropriate circumstances as the parties may agree. Provided, however, for design changes which result in an increase in the base price, the amount of the increase shall not be included in any calculations associated with base price reductions set forth in Section 7.

    6.3 Subject to the interim price adjustments, the initial base prices for products will be effective without increase, for all products ordered on or before June 30, 1996 for delivery on or before August 31, 1996. Thereafter Custom may, after consultation and written agreement with Clark, adjust the base prices for products effective July 1, 1996 for all products ordered on or after July 1, 1996, and

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         annually on July 1, of each successive year thereafter during the term of this Agreement and any extensions thereto for all products ordered on or after July 1 of each successive year up to a maximum amount as determined by the Formula set forth in the Appendix for that specific product (ANNUAL PRICE ADJUSTMENT). Prices for products ordered on or before June 30 of each successive year for delivery on or before August 31 of each successive year shall be the price in effect on June 30 and shall not be subject to any July 1 price adjustment.

    6.4 Unless otherwise agreed, Clark and Custom shall, on an annual basis, jointly review base prices of products no later than thirty (30) days prior to the effective date for annual price adjustments. In addition, the parties will also review the data produced by the Formulas set forth in the Appendix for each specific product for computation of the maximum annual price adjustments as a guide in determining the annual price adjustments. The parties may use these computations in order to negotiate a price adjustment of lesser amount than the annual price adjustment Formulas in the Appendix(es) call for, and are in no way

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         precluded from negotiating such a lesser base price increase. The parties are not precluded from agreeing to a price adjustment which exceeds the maximum annual price adjustment provided (i) extraordinary circumstances have arisen regarding availability and/or price increases involving Clark-designated single source component suppliers to Custom and (ii) the parties agree in writing to such a price adjustment. The parties also agree that should a Clark-designated single source supplier, for reasons not caused by Custom, be unable or unwilling to supply components, or supply components deemed defective or not in compliance with Clark specifications by Clark to Custom for production of products under the Master Contract, the parties shall cooperate to attempt to correct the situation. In addition, Custom shall notify Clark in writing in the event Custom determines, in the exercise of its best business judgment, that components provided by a Clark-designated single source supplier are defective or not in compliance with Clark specifications. Each such notice by Custom shall include a statement of the reasons for Custom's determination that such components are

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         defective or not in compliance with Clark specifications, and shall include all substantiation relied upon by Custom to back up Custom's determination. If, after such written notice and a joint determination that such component is defective or not in compliance with Clark's specifications, Clark elects to utilize said components in the manufacturing of products by Custom, Clark hereby acknowledges and agrees that it assumes all warranties of Custom as set forth in Section 4 solely to the extent directly related to such defective or noncompliant component and waives all indemnity rights from Custom pursuant to Section 5 of this Master Contract solely to the extent directly related to such component. Further, Clark will indemnify Custom to the extent provided by Section 5.2 hereof from all claims arising solely and directly to such component. If the situation cannot be corrected in a timely fashion, the parties shall cooperate to select an alternate source component supplier as soon as practical. If the parties cannot reach a joint determination that such component is defective or not in compliance with Clark's specifications, the parties will submit the

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         issue to a mutually acceptable independent third party or, in the event the parties are unable to agree on a third party, to the Dean of the University of Kentucky College of Engineering or his/her designate for determination. Should the determination result in a finding that the component is defective or not in compliance with Clark's specifications and Clark elects to utilize the component(s), it assumes all warranties of Custom set forth in Section 4 as mentioned hereinabove and waives all indemnity rights from Custom pursuant to Section 5 as set forth hereinabove.

    6.5 Unless the parties mutually agree to a lesser base price increase, the maximum annual price adjustment to the base price for each product will be determined by multiplying the base price for each product which is effective on June 30th by the applicable annual price adjustment Formula set forth in the Appendix(es) for each specific product.

    6.6 For annual price adjustments permitted under this Contract, the change in the various Appendix(es) Formulas' indexes will be measured from the indexes for March of the prior year, to the indexes for the month of March in the

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         succeeding year which immediately precedes the July annual price adjustment. If the March index is not available by June 1 prior to the effective date of the annual price adjustment, the most recent available index may be used in its place.

    6.7 Notwithstanding the foregoing, the parties agree to utilize joint efforts and to cooperate to achieve and sustain subject to the terms of this Master Contract base price reductions of at least five percent (5%) from initial base prices for the World Truck a/k/a Global Truck a/k/a Genesis Truck products (Genesis). To achieve such price reductions, the parties each agree, for a period of six (6) months or longer if mutually agreed from the execution date hereof, to assign engineering/design support to work together.

    7.   PAYMENT TERMS

    7.1 Immediately upon achieving the base price reduction of five percent (5%) on Genesis Truck products, and so long as such reductions are sustained subject to the terms of this Master Contract, the payment terms shall be as follows: Clark shall remit payment to Custom on all invoices for products shipped by Custom and

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         ordered by Clark within thirty (30) days of receipt of invoice from
         Custom of the ordered products.

7.2 Until the five percent (5%) base price reduction on Genesis Truck products is achieved, the parties agree to the following schedule of payment terms:

                  a. For the period from the date of this Master Contract through the end of 1995, Clark shall remit payment to Custom on all invoices for products shipped by Custom and ordered by Clark for German production within forty five (45) days of receipt of invoice from Custom of the ordered products; and within forty days
                           (40) of receipt of invoice for all other products ordered by Clark.

                  b. For the period from January 1, 1996 through March 31, 1996, (First Quarter 1996), Clark shall remit payment to Custom on all invoices for all products shipped by Custom and ordered by Clark within forty (40) days of receipt of invoice


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                           from Custom of the ordered products. If at the end of
                           this period the parties are unsuccessful in achieving or sustaining the base price reduction of five percent (5%) on Genesis Truck products subject to the terms of this Master Contract, the first quarter payment terms shall remain in effect unless otherwise mutually agreed.

7.3 Prior to Custom committing to build tooling, Clark shall issue purchase orders and remit payment as mutually agreed for all tooling necessary for Custom to manufacture products pursuant to the Master Contract.

7.4 Clark shall establish within 10 business days from the execution of this Master Contract, an escrow account and/or post a letter of credit or any combination of both in Custom's favor in a total amount equal to
         (i) for the period through December 31, 1995, eight (8) weeks of the dollar amount of Custom's component inventory for products covered by this Master Contract and (ii) for the period January 1, 1996 through March 31, 1996, six (6) weeks of the dollar


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         amount of Custom's component inventory for products covered by this
         Master Contract. The initial total amount to be covered by the escrow account and letter of credit shall be $868,616.00. Such amount shall be validated and adjusted as necessary each month based upon actual schedules. The amount shall be payable to Custom if any of the following events occurs: (i) the filing of a voluntary petition in bankruptcy by Clark; or (ii) the filing of a petition of bankruptcy against Clark, unless vacated within thirty (30) days from the filing date; in the case of either (i) or (ii) above, to the extent that Custom suffers actual financial loss for component purchases it has made for products covered by this Master Contract, net of all recoveries. The parties shall meet on or before March 31, 1996, to discuss in good faith the reduction or elimination of the requirements of this Section 7.4, with the expectation that the requirements of this
         Section 7.4 shall be reduced or eliminated if Clark has met its payment obligations under this Section 7 and Clark has achieved operating profits. Promptly upon establishing the escrow account and/or letter of

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         credit and/or combination of both as referenced herein, Clark shall duly notify Custom in writing of the names and addresses of all financial institutions, the account numbers, the amounts deposited in each and all other applicable information relating to the provisions of this section reasonably requested by Custom.

7.5 Invoices shall, at Custom's options, be dispatched by Custom to Clark by telefax transmissions and/or by first class U.S. Mail, postage prepaid.

8.       DELIVERY

8.1 Custom will deliver the ordered products to Clark freight prepaid, pursuant to Clark's order schedule with a maximum variance of minus three (3) days per delivery. In addition, Custom will undertake its best efforts to successfully respond to any and all unforeseen delivery requirements of Clark on an as-needed basis. Deliveries will be C.I.F. Lexington, Kentucky or such other locations as directed by Clark. All freight costs to Lexington, Kentucky shall be borne by Custom. Freight costs to any other location shall be subject to agreement between the parties.

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9.       SCHEDULING

9.1 Each thirty (30) days, Clark shall deliver to Custom a Supplier Delivery Schedule containing released orders of products for the ensuing four (4) month period and forecasted orders for eight (8) months thereafter. Said Schedule shall set forth released orders for the first four (4) months of the scheduled period and forecasted orders to be placed by Clark during the following eight (8) calendar months. The eight (8) month rolling forecast will not constitute an order for products, and Clark does not assume any obligation to purchase all or any portion of the forecasted quantities; However, solely with respect to long lead time component inventory identified and substantiated by Custom from time to time, Clark shall have the option to purchase or pay required penalties in connection with such long lead time component inventory which is not cancellable without penalty based upon the first two (2) months of the eight (8) month rolling forecast should the forecast not be implemented. Clark will pay a ten percent (10%) handling fee to Custom in the event such component inventory has to be returned. The parties agree that the

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         quantity of products for delivery for the first thirty (30) days after the Supplier Delivery Schedule is issued is firm. The parties further agree that Clark's ratio of actual-to-projected orders may vary +/- 10% over the period from 31- 60 days from the date of the Schedule, +/- 20% over the period from 61-90 days from the date of the Schedule, and +/- 20% over the period from 91-120 days from the date of the Schedule. Notwithstanding the above, if notice is given by Clark to Custom within twenty (20) days after the date of the Supplier Delivery Schedule, during the period from 90-120 days from the date of Schedule, Clark may make unlimited changes to the mix of products.

10.      CANCELLATION OR DELAY

10.1     Clark may, without charge, at any time upon written notice, up to sixty
         (60) days prior to the scheduled delivery date, delay delivery of all or any portion of an order for up to ninety (90) days.

11.      INSPECTION

11.1 All material shall be received subject to Clark's inspection and rejection. Material not in accordance with specifications shall be held for Custom's review and disposition at Custom's

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         risk and, if Custom directs, the material will be returned at Custom's expense. Payment for material prior to inspection shall not constitute an acceptance thereof. Inspection of material by Clark will not constitute acceptance of any products and will not relieve Custom of responsibility for any defect or nonconformity in any product.

12.      TERMINATION

12.1 Either party may terminate this Master Contract for failure by the other party to perform or adhere to any promises or obligations undertaken pursuant to this Master Contract by giving the other party thirty (30) days' written notice within which to cure such default. If such default is not cured within the thirty (30) day period (cure period), the party which gave the notice may terminate this Master Contract at any time thereafter upon written notice to the other party. In the event that it is not possible to cure such default within the cure period, provided the defaulting party has demonstrated due diligence in its prompt efforts to cure such default, such cure period may be extended for one (1) additional thirty (30) day period (extended cure period). The


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         above provision with regard to the cure and extended cure periods shall not apply to the payment terms in Section 7. In the event Clark fails to make a payment to Custom within seven (7) days of its due date in accordance with the payment terms in Section 7, Custom shall have the right, at its election, but with notice to Clark, to immediately refuse shipment of products to Clark. Upon cure of such payment default by Clark, Custom shall immediately resume shipment of products to Clark on a C.O.D. basis.

12.2 Either party may terminate this Master Contract immediately by written notice to the other party if any of the following events occur:

         (a) Any attempted transfer of assignment of this Master Contract or any right or obligation hereunder by the other party unless the assignment is otherwise permitted by this Master Contract.

         (b) The filing of a voluntary petition in bankruptcy by the other party.

         (c) The filing of a petition of bankruptcy against the other party, provided it is not vacated thirty (30) days from the date of such appointment.


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12.3     The termination of this Master Contract will not affect or impair the rights, liabilities and obligations of either party under any order prior to the termination, will not relieve either party of any obligation or liability accrued under this Master Contract or pursuant to any order issued prior to the termination, and will not relieve either party or the continuing obligations pursuant to Section 4, Warranty; Section 13, Quality Assurance; Section 5, Indemnity; Section 14, Confidential Information; Section 15, Design Rights; and Section 17.7, Replacement Parts, which obligations will survive any termination of this Master Contract.

13.      QUALITY ASSURANCE

13.1 Custom warrants that it will establish and maintain a quality assurance program which conforms to the criteria stated in Exhibit 1 and which is satisfactory to Clark, and, further, warrants that each product and part sold by Custom to Clark pursuant to this Master Contract will be manufactured (or if certain parts are purchased, purchased and inspected) subject to and in compliance with said quality assurance program.

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13.2     Clark may, at its option and expense, continuously or periodically review and inspect Custom's quality assurance program and product quality at Custom's facilities. Custom will provide Clark's representatives with good faith cooperation and such access and facilities as may be reasonably be required by Clark's representatives to conduct such review and inspection. Clark will use its best efforts consistent with accomplishing its review and inspection to avoid disruption or delay of Custom's operations. Inspection or review of Custom's quality assurance program or products at Custom's facilities will not constitute acceptance of any products and will not relieve Custom of responsibility for any defect or nonconformity in any product.

13.3 Custom further warrants that if Custom at any time has reason to believe that any defect in design or manufacture or any nonconformity may be present in any products or parts sold or to be sold pursuant to this Master Contract, Custom will immediately advise Clark and will cooperate with Clark to determine whether the defect or nonconformity is present and, if so, will cooperate promptly with Clark in good

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         faith to correct it. This provision will not be construed to expand
         Custom's warranty to Clark or to relieve Custom of its responsibility for the consequences of any such defect or nonconformity.

14.      CONFIDENTIAL INFORMATION

14.1 During the term of this Master Contract and for a period of three (3) years thereafter, each party will hold in confidence any confidential information received from another party in connection with this Master Contract and (except for mandatory disclosures to governments) will not disclose the confidential information to any third party or reproduce or reverse engineer products using the confidential information without the written consent of the party which provided the information. A party receiving confidential information will protect it from disclosure by handling it with the same care that the party normally exercises in respect of its own confidential information of similar importance.

14.2 As used in this Master Contract, confidential information means any information held in confidence by a party and disclosed by that party and disclosed by that party to another


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         party in connection with this Master Contract; provided the information is:

         (a) a type of information classified as confidential by other provisions of this Master Contract;

         (b) information provided in a written form and identified as confidential; or

         (c) information provided verbally, and identified as confidential when disclosed.

14.3 Information will not be considered confidential and the obligations of this Section 14 "Confidential Information" will not apply under the following circumstances:

         (a) the information is in the public domain at the time of disclosure or become part of the public domain thereafter without the fault of the receiving party;

         (b) the information is known to the receiving party at the time of the disclosure; or

         (c) the information is rightfully acquired by the receiving party from a third person which is not a party to this Master Contract, or is independently developed by the receiving party.

15.      DESIGN RIGHTS

15.1     The design rights to the design of products,

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         drawings, specifications, tools, dies, patterns, fixtures and other materials and information provided or designed by Clark or designed by Custom and paid for by Clark shall remain in Clark. All drawings, specifications, tools, dies, patterns, fixtures and other materials and information provided to Custom (or provided or designed by Custom and paid for by Clark) to enable Custom to produce products and parts for Clark belong to Clark and shall be considered confidential, and shall promptly be returned to Clark upon termination of this Master Agreement for any reason, along with all copies thereof. Custom shall have no right to use any of such drawings, specifications, tools, patterns, dies, fixtures or other materials and information provided to Custom for any purpose other than producing products and parts for Clark under this Master Contract. All such tools, dies, fixtures and other materials shall bear legends to the effect that they are the property of Clark. During the term of this Master Contract, Custom agrees that if it provides or offers to provide to any other customer products which are similar to products covered by this Master Contract, it


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         shall give Clark prior written notification. Notwithstanding the prior sentence, Custom shall not use any of the drawings, specifications, tools, dies, patterns, fixtures or other materials or other information identified in this Section 15.1 to produce products and parts for any one other than Clark.

16.      NOTICES

16.1 All notices required or permitted hereunder shall be in writing and shall be deemed duly given when personally delivered or sent by ordinary, registered or certified mail, postage prepaid, or by telefax, confirmed by letter as aforesaid, addressed as follows:

Custom:           Custom Tool and Manufacturing Company
                  Production Machining Plant
                  1031 Industry Road
                  Lawrenceburg, Kentucky 40342

                  Attention:   President

Clark:            Clark Material Handling Company
                  333 West Vine Street, Suite 700
                  Lexington, Kentucky 40507

                  Attention:   President

         or to such other address as either party may hereafter designate in writing by like notice.

17.      MISCELLANEOUS PROVISIONS

17.1 This Master Contract hereto shall enure to the benefit of and be binding upon the parties hereto and their successors and assigns. The

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         parties further agree that this Master Contract shall not be assignable by either party without consent of the other party, such consent not to be unreasonably withheld, except that Clark may assign this Master Contract to any subsidiary or affiliate of Clark or to a successor to substantially all of the business of Clark.

17.2 This Master Contract hereto encompasses the entire agreement by and between Custom and Clark respecting the sale and purchase of products identified in the Appendix(es) hereto covered by this Agreement and supercedes any and all previous agreements, memoranda, negotiations, or understandings of the parties with respect thereto. No addition to, deletion from or modification of any of the provisions of this Master Contract shall be binding upon the parties unless made in writing and signed by a duly authorized representative of each party. Any such additions, deletions or modifications shall refer specifically to this Master Contract and shall also state that it is an amendment thereof.

17.3 Any failure by Clark or Custom to enforce, at any time any term or condition of this Master Contract shall not constitute, nor shall it be


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         construed as, a waiver of that party's right to enforce each and every term and condition hereof.

17.4 If, for any reason any provision of this Master Contract is deemed invalid, illegal, or unenforceable, then such provision will be deemed severable from the other provisions hereof, all of which shall remain in full force and effect and binding on Clark and Custom pursuant to the Master Contract.

17.5 This Master Contract and all purchase orders issued pursuant hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

17.6 The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Agreement for purposes of interpretation.

17.7 Service Replacement Parts: Custom agrees to provide replacement parts for a minimum period of seven (7) years after the date of termination or expiration of this Master Contract. Components and/or complete assemblies will be provided to Clark's aftermarket parts organization at OEM price levels, as long as the ordered components


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         and/or complete assemblies are in production at the time the order is placed. If not, pricing will be negotiated on a case-by-case basis. Custom will furnish Clark with a complete list of replacement parts, all requested technical information and documentation in connection with replacement parts, and appropriate descriptions and illustrations required to service replacement parts.



         IN WITNESS WHEREOF, the parties have caused this Master Contract for Purchase and Sale to be executed in duplicate originals by their duly authorized representative as of this 17 day of July, 1995.



CLARK MATERIAL HANDLING COMPANY

By: /s/
    ---------------------------------

Title:  President
       ------------------------------

Date:   17 July 95
       ------------------------------



CUSTOM TOOL AND MANUFACTURING COMPANY

By: /s/ Rodney N. Cunningham
    ---------------------------------

Title:  President
       ------------------------------

Date:    7/18/95
       ------------------------------

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